News Release

FOR RELEASE JULY 18, 2000 AT 7:30 AM EDT
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                  Contacts:

                  Michael J. Quinn
                  President & CEO
                  Premier Laser Systems, Inc.
                  (949) 859-0656 x215

                  Noam Allon
                  President & CEO
                  MediVision Medical Imaging Ltd.
                  (011)-(972) 54-614-847

PREMIER LASER SYSTEMS AGREES TO SELL MAJORITY STAKE IN OPHTHALMIC IMAGING SYSTEMS TO MEDIVISION

         Irvine, CA (July 18, 2000)....Premier Laser Systems, Inc. (PLSIQ) today announced that it has signed an agreement with MediVision Medical Imaging, Ltd., an Israeli corporation, regarding a transaction in which MediVision will acquire Premier's stock in Ophthalmic Imaging Systems (OISI), Premier's intercompany receivable from OIS, and its inventory of OIS products for $3.2 million in cash and registered stock of MediVision. Under the terms of the agreement, MediVision will convert the receivable into OIS stock at a conversion price of $0.55 per share, with MediVision owning 73% of the common stock of OIS at the conclusion of the transaction. In addition, MediVision will immediately provide up to $260,000 in secured financing to OIS. After the closing MediVision will loan to OIS additional working capital amounts up to $1.5 million.

         Noam Allon, Chief Executive Officer of MediVision commented, "Our investment in OIS reflects high synergy in technology between the companies as well as in their marketing territories. It enhances each company's strength, strategies and needs. We estimate that subject to the completion of such a transaction, MediVision's scope of activity in the United States will considerably increase."

         Michael J. Quinn, President and Chief Executive Officer of Premier said, "We believe the proposed transaction with MediVision provides an excellent recovery on Premier's investment in OIS for the benefit of Premier's creditors and other stakeholders. It is an important step in the resolution of Premier's Chapter 11 case." Mr. Quinn also stated that at this juncture Premier is no longer pursuing a reorganization of its operations, but is instead pursuing asset sales of individual product lines or all of its remaining assets, or merger with another company.

         Premier will receive $2.2 million cash at the closing of the transaction, and $1 million in registered shares of MediVision stock. The number of shares of MediVision that will be issued to Premier will be determined at closing. As part of the parties' agreement, MediVision will repurchase the shares at the issue price eleven weeks after the closing if the shares have not been previously sold by Premier. MediVision trades on the Euro.NM stock exchange in Belgium.

         The transaction is subject to customary closing conditions, and approval by the bankruptcy court in which Premier's Chapter 11 case is pending.

         Premier Laser Systems, which filed for Chapter 11 Bankruptcy protection in March 2000, is a manufacturer of proprietary medical laser devices and fiber optic delivery systems with applications in ophthalmology, dentistry, general surgery and dermatology.

         OIS is a leading provider of ophthalmic digital imaging systems. OIS has not filed for bankruptcy protection and continues to operate its business in the normal course.

         MediVision designs, develops, manufactures and markets digital imaging devices for ophthalmic applications with an emphasis on diagnostics related to the retina. Thanks to MediVision's array of systems and their interconnectivity the company applies the "Complete Ophthalmic Digital Department" concept between geographically distinct clinics or hospitals and physicians. MediVision markets its range of digital ophthalmic systems in Europe, the United States and the Far East.





         The statements in this release that relate to future events or performance, statements about growth, levels of sales and market size, future manufacturing capacity and efficiencies, future product shipment rates, future FDA submittals and future product introductions are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties related to the development of markets for and commercial acceptance of the company's products and services, the availability of components, competitors' product introductions and other risks identified in the company's SEC filings. Actual results may differ from those described in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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